EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

         This Employment Agreement is made and entered into as of January 1, 2003 by and between Grassroots Communications, Inc., a Delaware corporation with offices at 73200 El Paseo-Suite 2H, Palm Desert, California 92260 (hereinafter called the "Company"), and Cery Perle, residing at 73900 Joshua Tree Street, Palm Desert, California 92260 (hereinafter called "Employee").

                              W I T N E S S E T H:

         The Company desires to employ Employee to perform services for the Company, and Employee desires to perform such services, on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. EMPLOYMENT

         The Company agrees to employ Employee, and Employee agrees to serve the Company in an executive capacity upon the terms and conditions hereinafter set forth.

         2. TERM

         The term of this Agreement shall commence on the date hereof and continue until December 31, 2005 (the "Term"), unless sooner terminated as herein provided including termination under any of the subsections described in
Section 7. The agreement will automatically renew for the same period of time, under the same terms with a ten percent (10%) increase in salary.

         3. COMPENSATION

         (a) Base Salary. The Company agrees to pay Employee during the Term hereof, a salary at the annual rate of Two Hundred Eighteen Thousand Dollars ($218,000) (the "Base Salary"). The Company shall make all salary payments in equal semi-monthly installments in arrears. All salary, bonus, or other compensation payable to Employee shall be subject to the customary withholding tax and other employment taxes and deductions as required by law with respect to compensation paid by an employer to an employee.

         (b) Option. The Company shall grant Employee an option to purchase two million (2,000,000) shares of its common stock at a price of $.01 per share (the "Option") pursuant to the Company's 2002 Stock Option Plan. The Option shall vest ratably on a monthly basis during the first two (2) years of the Term of this Agreement. The Company and Employee shall execute and deliver to each other an option agreement in the form annexed to this Agreement as Exhibit A.

         4. DUTIES

         The Employee is hereby employed as President of the Company and shall perform the following services in connection with the general business of the
Company:
         (a) Duties and Responsibilities. Employee shall have the duties and responsibilities of the President position and such other duties may be specified from time to time by the Company's Board of Directors. Such other duties shall include the position of Chief Financial Officer of the Company until such time as the Board of Directors has elected another person to serve in such position.

         (b) Compliance. Employee hereby agrees to observe and comply with such reasonable rules and regulations of the Company as may be duly adopted from time to time by the Company's Board of Directors and otherwise to carry out and perform those orders, directions and policies stated to him from time to time by the Company's Board of Directors, either as specified in the minutes of the proceedings of the Board of Directors of the Company or otherwise in writing that are reasonably necessary and appropriate to carry out his duties hereunder. Employee shall report to the Board of Directors of the Company.

         5. EXTENT OF SERVICES

         Employee agrees to serve the Company faithfully and to the best of his ability and shall devote his full time, attention and energies to the business of the Company during customary business hours. Employee agrees to carry out his duties in a competent and professional manner and to at all times promote the best interests of the Company. Employee shall not, during the term of his employment hereunder, engage in any other business, whether or not pursued for profit; provided, however, that nothing contained herein shall be construed as preventing Employee from investing in any other business or entity which is not in competition with the business of the Company (but in amount not to exceed five (5%) percent of the issued and outstanding equity of the company). Nothing contained herein shall be construed as preventing Employee from engaging in (1) personal business affairs and other personal matters, (2) serving on civic or charitable boards or committees, or (3) serving on the board of directors of companies that do not compete directly or indirectly with the Company, provided however, that none of such activities materially interferes with the performance of his duties under this Agreement.

         6. BENEFITS AND EXPENSES

         During the term of this Agreement, Employee shall be entitled to, and the Company shall provide, the following benefits in addition to those specified in Section 3:

         (a) Vacation. Employee shall be entitled to four weeks vacation in each twelve month period during the Term. Vacation may be taken at such time(s) as Employee may determine provided that such vacation does not interfere with the Company's business operations. Employee may not accrue more than 30 days of unused vacation. If Employee at any time has 30 days of accrued unused vacation, no further vacation days shall accrue until Employee again has fewer than 30 days of unused vacation. The Company shall pay Employee for accrued unused vacation days at the Employee's request. Such payment shall be made on the basis of Employee's Base Salary at the time of payment, pro-rated for the number of accrued unused vacation days at the time of termination.

         (b) Expense Reimbursement. The Company shall reimburse Employee upon submission of vouchers for his out-of-pocket expenses for travel, entertainment, meals and the like reasonably incurred by him pursuant to his employment hereunder in accordance with the general policy of the Company as adopted by its Board of Directors from time to time.

         (c) Health Insurance. The Company shall provide Employee with health insurance in the coverages consistent with those provided to other key executives of the Company.

         (d) Car Allowance. The Company will provide to Employee a car allowance of $1,200 each month during the Term of this Agreement and shall pay such car allowance not less frequently than monthly. Employee shall be responsible for insurance with regards to the operation of the car.

         (e) Disability. If the Company maintains disability insurance, then the Company shall provide a disability policy for Employee comparable to the policies in force for other similar executives in the Company.

         (f) Other Benefits. The Company shall provide to Employee the same benefits it makes available to other key executives of the Company.

         7. TERMINATION FOR CAUSE; DISABILITY; DEATH; RESIGNATION; TERMINATION BY EMPLOYEE IN CERTAIN EVENTS;TERMINATION WITHOUT CAUSE

         (a) Termination for Cause. The Company shall have the right to terminate Employee's employment hereunder for cause. Upon such termination, Employee shall have no further duties or obligations under this Agreement (except as provided in Section 8) and the obligations of the Company to Employee shall be as set forth below. For purposes of this Agreement, "cause" shall mean:

                  (A) Employee's conviction of a felony under federal or state law;

                  (B) Employee's failure to perform (other than as a result of Employee's being Disabled), in any material respect, any of his duties or obligations under or in accordance with this Agreement and Employee fails to cure such failure within thirty (30) days following receipt of written notice from the Company describing the failure to perform and stating that the Company will consider the continuation of such failure to perform as cause for termination of this Agreement;

                  (C) Any willful conduct by Employee causing material harm to the Company, but only if Employee shall not have discontinued such misconduct within 10 days after receiving written notice from the Company describing the misconduct and stating that the Company will consider the continuation of such misconduct as cause for termination of this Agreement; or

                  (D) Employee commits any dishonest, malicious or grossly negligent act which causes material harm to the business or reputation of the Company, or the Company's business relationships, provided, however, the Company shall give Employee written notice of the reason for the termination.

         In the event, the Company terminates Employee's employment for cause, then Employee shall be entitled to receive through the date of termination: (1) his Base Salary as defined in Section 3(a) hereof; (2) the benefits provided in
Section 6 hereof including all accrued but unpaid vacation; and (3) the right to exercise the Option in accordance with its terms with respect to the shares of common stock that have become vested under the Option through the date of termination.

         (b) Disability. The Company shall have the right to terminate Employee's employment hereunder:

                  (1) By reason of Employee's becoming Disabled for an aggregate period of one hundred twenty (120) days in any consecutive three hundred sixty
(360) day period (the "Disability Period").

                           (A) "Disabled" as used in this Agreement means that,
by reason of physical or mental incapacity, Employee shall fail or be unable substantially perform the customary duties of his employment.

                           (B) If the existence of a disability is in dispute,
it shall be resolved by two physicians, one appointed by Employee and one appointed by the Board of Directors of the Company. If the two physicians so selected cannot agree as to whether or not Employee is Disabled as defined in subsection (A) above, the two physicians so selected shall designate a third physician and a majority of the three physicians so selected shall determine whether or not Employee is Disabled.

                           (C) In the event Employee is Disabled, during the
period of such disability he shall continue to receive his Base Salary in the amount set forth in Section 3(a) hereof, which Base Salary shall be reduced by the amount of all disability benefits he actually receives under any disability insurance program in place with the Company until the first to occur of (1) the cessation of the Disability or (2) the termination of this Agreement by the Company at any time after the Disability Period. During the period of Disability and prior to termination, the Employee shall continue to receive the benefits provided in Section 6 hereof and shall have the right to exercise the Option in accordance with its terms with respect to the shares of common stock that have become vested under the Option through the date of termination.

                           (D) For the purposes of this Section 7(b), any
amounts to be paid to Employee by the Company pursuant to subsection (C) above, shall not be reduced by any disability income insurance proceeds received by him under any disability insurance policies owned or paid for by Employee.

                           (E) If Employee is terminated at the end of the
Disability Period, then Employee shall receive through the date of termination:
(1) his Base Salary as defined in Section 3(a) hereof; (2) the benefits provided in Section 6 hereof including all accrued but unpaid vacation; and (3) the right to exercise the Option in accordance with its terms with respect to the shares of common stock that have become vested under the Option through the date of termination.

         (c) Death. The Company's employment of Employee shall terminate upon his death and all payments and benefits shall cease upon such date provided, however, that under this Agreement the estate of such Employee shall be entitled to receive through the date of termination (1) his Base Salary as defined in
Section 3(a) hereof, (2) the benefits provided in Section 6 hereof including all accrued but unpaid vacation, and (3) the right to exercise the Option in accordance with its terms with respect to the shares of common stock that have become vested under the Option through the date of termination.

         (d) Resignation. If Employee voluntarily resigns during the Term of this Agreement, then all payments and benefits shall cease on the effective date of resignation, provided that under this Agreement Employee shall be entitled to receive through the date of such resignation (1) his Base Salary as defined in
Section 3(a) hereof; (2) the benefits provided in Section 6 hereof including all accrued but unpaid vacation; and (3) the right to exercise the Option in accordance with its terms with respect to the shares of common stock that have become vested under the Option through the date of resignation.

         (e) Termination by Employee in Certain Events.

                  Employee may elect, by written notice to the Company, such notice to be effective immediately upon receipt by the Company, to terminate his employment hereunder if:

                  (1) The Company sells all or substantially all of its assets;

                  (2) The Company merges or consolidates with another business entity in a transaction immediately following which the holders of all of the outstanding shares of the voting capital stock of the Company own less than a majority of the outstanding shares of the voting capital stock of the resulting entity (whether or not the resulting entity is the Company); provided, however, that Employee shall not be permitted to terminate his employment under this subsection unless he notifies the Company in writing that he does not approve of the directors selected to serve on the Board after the merger or similar transaction described herein;

                  (3) More than fifty (50) percent of the outstanding shares of the voting common or capital stock of the Company are acquired by a person or group (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended), which person or group includes neither Employee nor the holders of the majority of the outstanding shares of the voting common or capital stock of the Company on the date hereof; provided, however, that Employee shall not be permitted to terminate his employment under this subsection unless he notifies the Company in writing that he does not approve of the directors selected to serve on the Board after the merger or similar transaction described herein; or

                  (4) Employee is removed as a member of the Board of Directors without Employee's consent or approval by stockholders holding a majority of the Company's outstanding voting stock.

                  If Employee elects to terminate his employment hereunder pursuant to this Section 7(e), then: (1) the Company shall continue to pay to Employee his Base Salary as provided in Section 3(a) hereof through the end of the Term; (2) the Company shall continue to provide to Employee the benefits provided in Sections 6(c) and (d) hereof through the end of the Term; and (3) the Option granted to Employee hereunder shall vest immediately with respect to the shares of common stock subject thereto and the term of the Option shall continue for the period specified in the Option had the employment of Employee not been so terminated.

         (f) Termination Without Cause. If Employee's employment with the Company is terminated by the Company without cause, then: (1) the Company shall continue to pay Employee his Base Salary as provided in Section 3(a) hereof through the end of the Term; (2) the Company shall continue to provide to Employee the benefits provided in Sections 6(c) and (d) hereof through the end of the Term; and (3) the Option granted to Employee hereunder shall vest immediately with respect to the shares of common stock subject thereto and the term of the Option shall continue for the period specified in the Option had the employment of Employee not been so terminated.

         8. CONFIDENTIALITY; RESTRICTIVE COVENANTS; NON COMPETITION

         (a) Non-Disclosure of Information. Employee recognizes and acknowledges that by virtue of his position as a key executive, he will have access to the lists of the Company's referral sources, suppliers, advertisers and customers, financial records and business procedures, sales force and personnel, programs, software, selling practices, plans, special methods and processes for electronic data processing, special techniques for testing commercial and sales materials and products, custom research services in product development, marketing strategy, product manufacturing techniques and formulas, and other unique business information and records (collectively "Proprietary Information"), as same may exist from time to time, and that they are valuable, special and unique assets of the Company's business. Employee also may develop on behalf of the Company a personal acquaintance with the present and potential future clients and customers of the Company, and Employee's acquaintance may constitute the Company's sole contact with such clients and customers. Employee will not during the Term of his employment, and at any time following the end of the Term of or earlier termination of this Agreement regardless of the reason therefor, disclose trade secrets or other confidential information about the Company, including but not limited to Proprietary Information, to any person, firm, corporation, association or other entity for any reason or any purpose whatsoever or utilize such trade secrets or other confidential information about the Company, including but not limited to Proprietary Information, for his own benefit or the benefit of any third party. All equipment, records, files, memoranda, computer print-outs and data, reports, correspondence and the like, relating to the business of the Company which Employee shall use or prepare or come into contact with shall remain the sole property of the Company. Employee shall immediately turn over to the Company all such material and all Proprietary Information in Employee's possession, custody or control at such time as this Agreement is terminated. Proprietary Information shall not include information that was a matter of public knowledge on the date of this Agreement or subsequently becomes public knowledge other than as a result of having been revealed, disclosed or disseminated by Employee, directly or indirectly, in violation of this Agreement.

         (b) Non-Solicitation. Employee covenants and agrees that during the Term of his employment, and for a two (2) year period immediately following the end of the Term of or earlier termination of this Agreement, regardless of the reason therefor, Employee shall not solicit, induce, aid or suggest to: (1) any employee of the Company to leave such employ, (2) any contractor, consultant or other service provider to terminate such relationship with the Company, or (3) any customer, agency, vendor, or supplier of the Company to cease doing business with the Company.

         (c) Enforcement. In view of the foregoing, Employee acknowledges and agrees that it is reasonable and necessary for the protection of the good will, business, trade secrets, confidential information and Proprietary Information of the Company that he makes the covenants in this Section 8 and that the Company will suffer irreparable injury if Employee engages in the conduct prohibited by
Section 8 (a) or (b) of this Agreement. Employee agrees that upon a breach, threatened breach or violation by him of any of the foregoing provisions of this
Section 8, the Company, in addition to all other remedies it may have including an action at law for damages, shall be entitled as a matter of right to injunctive relief, specific performance or any other form of equitable relief in any court of competent jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, to enjoin and restrain Employee and each and every other person, partnership, association, corporation or organization acting in concert with Employee, from the continuance of any action constituting such breach. The Company shall also be entitled to recover from Employee all of its reasonable costs incurred in the enforcement of this Section 8 including its reasonable legal fees. Employee acknowledges that the terms of Section 8(a) and (b) are reasonable and enforceable and that, should there be a violation or attempted or threatened violation by Employee of any of the provisions contained in these subsections, the Company shall be entitled to relief by way of injunction, specific performance or other form of equitable relief. In the event that any of the foregoing covenants in Sections 8 (a) or (b) shall be deemed by any court of competent jurisdiction, in any proceedings in which the Company shall be a party, to be unenforceable because of its duration, scope, or area, it shall be deemed to be and shall be amended to conform to the scope, period of time and geographical area which would permit it to be enforced.

         (d) Independent Covenants. The Company and Employee agree that the covenants contained in this Section 8 shall each be construed as a separate agreement independent of any of the other terms and conditions of this Agreement, and the existence of any claim by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense by Employee to the Company's enforcement of any of the covenants of this Section 8.

         (e) Exclusion from Arbitration. The terms and conditions of this
Section 8 including the enforcement thereof by the Company are specifically excluded from the arbitration of all other matters under this Agreement as provided in Section 13 hereof.

         9. DISCLOSURE AND ASSIGNMENT OF RIGHTS.

         (a) Disclosure. Employee agrees that he will promptly assign to the Company or its nominee(s) all right, title and interest of Employee in and to any and all ideas, inventions, discoveries, secret processes, and methods and improvements, together with any and all patents or other forms of intellectual property protection that may be obtainable in connection therewith or that may be issued thereon, such as trademarks, service marks and copyrights, in the United States and in all foreign countries, which Employee may invent, develop, or improve or cause to be invented developed or improved, on behalf of the Company while engaged in Company related business, during the Term or within six
(6) months after the Term or earlier termination of this Agreement, which are or were related to the scope of the Company's business or any work carried on by the Company or to any problems and projects specifically assigned to Employee. All works and writings which relate to the Company's business are works for hire under the Copyright Act, and any and all copyrights therefor shall be placed in the name of and inure to the benefit of the Company.

         (b) Assignment of Interest. Employee agrees to disclose immediately to duly authorized representatives of the Company any ideas, inventions, discoveries, processes, methods and improvements covered by the terms of this
Section 9 and to execute, at the Company's expense, all documents reasonably required in connection with the Company's application for appropriate protection and registration under the federal and foreign patent, trademark, and copyright law and the assignment thereof to the Company's nominee (s). Employee hereby appoints the Company's Chairman as true and lawful attorney in fact with full powers of substitution and delegation to execute acknowledge and deliver any such instruments and assignments which Employee shall fail or refuse to execute or deliver.

         10. INDEMNIFICATION.

         The Company shall indemnify Employee to the maximum extent permitted under Section 145 of the Delaware General Corporation Law, or any successor thereto, and shall promptly advance any expenses incurred by Employee prior to the final disposition of the proceeding to which such indemnity relates upon receipt from Employee of a written undertaking to repay the amount so advanced if it shall be determined ultimately that Employee is not entitled to indemnity under the standards set forth in such Section 145 or its successor. The Company shall use commercially reasonable efforts to obtain and maintain throughout the Term of the employment of Employee hereunder directors' and officers' liability insurance for the benefit of Employee. The indemnification obligations of the Company under this Section 10 shall survive the termination of the Term or of this Agreement for any reason whatsoever unless the Agreement is terminated for cause.

         11. NOTICES.

         (a) Any and all notices or other communications given under this Agreement shall be in writing and shall be deemed to have been duly given on (1) the date of delivery, if delivered in person or faxed to the addressee, (2) the next business day if sent by overnight courier or overnight U.S. Postal Service, or (3) three (3) days after mailing, if mailed within the continental United States, postage prepaid, by certified mail, return receipt requested, to the party entitled to receive same, at his or its address set forth below.

                  The Company:
                  73200 El Paseo Suite 2H
                  Palm Desert, California 92260
                  Attn:    Mr. Cery Perle

                  The Employee to him at his address specified above.

         (b) The parties may designate by notice to each other any new address for the purposes of this Agreement as provided in this Section 11.

         12. MISCELLANEOUS PROVISIONS

         (a) This agreement represents the entire Agreement between the parties and supersedes any prior agreement or understanding between them with respect to the subject matter hereof. No provision hereof may be amended, modified, terminated, or revoked except by a writing signed by all parties hereto.

         (b) This Agreement shall be binding upon parties and their respective heirs, legal representatives, successors and assign. This Agreement and the rights, duties and benefits hereunder may not be assigned in whole or in part by either party without the express prior written consent of the other party hereto, and any such purported assignment shall be null and void.

         (c) No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party against whom the waiver is asserted, and no such waiver shall be deemed the waiver of any subsequent breach or default of the same or similar nature.

         (d) If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall affect only such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

         (e) This Agreement shall in all respects be governed by and construed under the laws of the State of California without giving effect to the principles of conflict of laws.

         (f) The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of this Agreement.

         (g) Wherever it appears appropriate from the context, each term stated in this the singular or the plural shall include the singular and the plural.

         (h) The parties hereto agree that they will take such action and execute and deliver such documents as may be reasonably necessary to fulfill the terms of this Agreement.

         (i) The agreements and covenants set forth in Section 8 above shall survive termination or expiration of this Agreement.

         (j) Employee represents and warrants that he is not subject to any prohibition or restriction, oral or written, preventing him from entering into this agreement and undertaking his duties hereunder.

         (k) Employee acknowledges that he has consulted with counsel and been advised of his rights in connection with the negotiation, execution and delivery of this Agreement including in particular Section 8 of this Agreement.

         13. SUBMISSION TO ARBITRATION.

         Except as hereinafter expressly provided, every difference or dispute, of whatever nature, between the Company and Employee involving (1) any breach of this Agreement or (2) any other difference or dispute arising out of, related to, under or having any connection with this Agreement, shall be settled and finally determined by arbitration in Los Angeles, California in accordance with the then current commercial arbitration rules of the American Arbitration Association, and judgment upon any award rendered may be entered in any court having jurisdiction, including but not limited to the courts of the State of California, and the determination of such arbitration proceeding shall be binding and conclusive upon the parties. Any claim by the Company against Employee arising out of, under, in connection with or related to, Section 8 of this Agreement, whether for equitable relief or monetary damages or any combination, is specifically excluded from arbitration under this Section 13.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first above written.

                                        GRASSROOTS COMMUNICATIONS, Inc.

                                        By _____________________________________
                                            [TITLE]

                                        ________________________________________
                                                 Cery Perle, Employee